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                                                                       EXHIBIT 3



                             SETTLEMENT AGREEMENT TO
                       STOCK PURCHASE AND MERGER AGREEMENT

         THIS SETTLEMENT AGREEMENT TO STOCK PURCHASE AND MERGER AGREEMENT, (the "Settlement Agreement") is made and entered into as of the 17th day of May, 1999 by and among TransCoastal Marine Services, Inc., a Delaware corporation ("TransCoastal") and Dickson GMP International, Inc., a Louisiana corporation ("Dickson GMP"); Fred E. Gallander, Jr. ("Gallander") Paul T. Gariepy, Jr. ("Gariepy"), Bobby J. Frantom ("Frantom") and Thomas G. Wright ("Wright") Gallander, Gariepy, Frantom and Wright are collectively referred to as "Shareholders." (Each spouse of the Shareholders is joining in and consenting to the execution of this Settlement Agreement.) Capitalized terms used but not defined below shall have the respective meaning ascribed to such terms in the Agreement (as hereinafter defined).

         WHEREAS, the parties hereto have entered into that certain Stock Purchase and Merger Agreement, dated as of August 1, 1998 (as amended by the First Amendment dated August 31, 1998, collectively, the "Agreement");

         WHEREAS, TransCoastal is required to pay Contingent Consideration to the Shareholders as an Earn-Out Payment under certain conditions pursuant to the Agreement;

         WHEREAS, the parties have agreed to an alternate arrangement for the Earn-Out Payment and Contingent Consideration and desire to modify or supersede the Agreement and to settle the issues regarding the Earn-Out Payment and the Contingent Consideration and certain other matters in accordance with this Settlement Agreement;

         NOW THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

         1. SETTLEMENT CONSIDERATION. In lieu of all Contingent Consideration and any Earn-Out Payment set forth in the Agreement and the First Amendment, the total consideration to be paid by TransCoastal to the Shareholders for such Contingent Consideration and Earn-Out Payment shall be payable on the Settlement Closing Date, as hereinafter defined, as follows (the "Settlement Consideration"):

                  (a)(i) Delivery by TransCoastal to the Shareholders of an aggregate of $4,700,000 to be paid by wire transfer or other immediately available funds approved by the Shareholders in accordance with the instructions set forth in Schedule 1(a)(i) and (ii) issuance by TransCoastal of 400,000 shares of TransCoastal Common Stock to Shareholders in accordance with the sharing ratios set forth in
         Schedule 1(a)(ii);

                  (b) Issuance by TransCoastal to the Shareholders of TransCoastal Series A Preferred Stock in accordance with the Certificate of Designation of Series A Preferred Stock as set forth on Exhibit A attached hereto. The dollar amount of the Series A Preferred Stock shall be


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         determined by subtracting from $3,500,000 the sum of the (i) value of the 400,000 shares of Common Stock issued on the Settlement Closing Date (as hereinafter defined) pursuant to Section 1(a)(ii), such value per share being based upon the average closing price of TransCoastal Common Stock for the ten (10) business days immediately prior to May 14, 1999 and all parties agree such value is $4.20 per share and (ii) the dollar amount of the Series B Convertible Preferred Stock as determined in (c) below. The Series A Preferred Stock shall be redeemable by TransCoastal at any time after six years from the Issue Date and shall be redeemable at the option of the holder of such stock no earlier than five years from the date of issuance of such stock in accordance with the terms of the Certificate of Designations; and,

                  (c) Issuance by TransCoastal to the Shareholders of TransCoastal Series B Convertible Preferred Stock in accordance with the Certificate of Designation of Series B Convertible Preferred Stock as set forth on Exhibit B attached hereto. The dollar amount of the Series B Convertible Preferred Stock shall be determined based upon the average closing price of TransCoastal Common Stock for the ten (10) business days immediately prior to May 14, 1999 and all parties agree such value is $4.20 per share multiplied by 400,000. The Series B Preferred Stock shall be redeemable by TransCoastal at any time after six years from the Issue Date and shall be redeemable at the option of the holder of such stock no earlier than five years from the date of issuance of such stock in accordance with the terms of the Certificate of Designation. All of the outstanding shares of Series B Convertible Preferred Stock shall be converted automatically into an aggregate of 400,000 shares of TransCoastal Common Stock if TransCoastal receives shareholder approval for the issuance of such Common Stock shares at its May 1999 Annual Stockholders Meeting, or any adjournment thereof, or at its May 2000 Annual Stockholders Meeting, or any adjournment thereof, or at any special meeting of the shareholders occurring between these meetings, as hereinafter provided. Upon such conversion, certificates representing such shares of Common Stock shall be issued not later than 30 days following such shareholder approval. TransCoastal agrees to recommend, seek and use its reasonable efforts to obtain such approval from its shareholders at its May 1999 Annual Stockholders Meeting, its May 2000 Annual Stockholders Meeting, and at any special stockholders meetings occurring between these meetings. At any meeting of the stockholders with respect to the foregoing, and at any adjournment thereof, and with respect to any consent solicited with respect to the foregoing, each Shareholder who is a party to this Settlement Agreement hereby agrees to vote such Shareholder's TransCoastal Common Stock in favor of the issuance of the Common Stock as set forth herein.

         2. REGISTRATION RIGHTS. TransCoastal shall grant to the Shareholders certain demand and piggyback registration rights for the TransCoastal Common Stock issued pursuant to Section 1 above. Such rights, as well as amendments to prior registration rights for the Common Stock issued to the Shareholders prior to the date hereof, shall be set forth in a Registration Rights Agreement to be executed on the Settlement Closing Date in the form of Exhibit C attached hereto.

         3. SIRPI AND ABB MOBIL DISPUTES. TransCoastal and the Shareholders agree as to any liabilities and obligations (including attorneys fees, costs, expenses and all settlement amounts, if any, but only if such attorneys fees, costs, expenses and settlement amounts are taxed to or assessed against Dickson GMP or its affiliates, including TransCoastal, (i) by a court of competent jurisdiction in a final judgment or (ii) pursuant to a settlement agreement approved by Gallander, as the Shareholders' Representative, as hereinafter provided (collectively, the "Liabilities") associated with the lawsuit styled



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Sirpi Alusteel Construction, Ltd. vs. Dickson GMP International, Inc., on the
docket of the United States District Court for the Eastern District of Louisiana, Civil Action No. 98-0929, Section "F", Mag.: 5 and relating to disputes arising under the Letter Agreement between Dickson Alusteel Joint Venture and ABB Lummus Global, dated July 28, 1998 and all attachments, a true and correct copy of which is attached hereto as Exhibit D (collectively, the "Disputes"). The Shareholders represent to TransCoastal that they have made available to TransCoastal either the original or copies of any and all documentation, correspondence, memos, notes, demands or any other written material regarding or related to, and have furnished to TransCoastal those items material to each of the Disputes in both their or Dickson GMP's possession, custody or control. TransCoastal agrees to assume responsibility for the first $600,000 of Liabilities under the Disputes. Thereafter, the Shareholders shall be responsible for all Liabilities to the full extent of the liquidation preference of the Series A Preferred Stock as defined in the Certificate of Designation for the Series A Preferred Stock attached hereto as Exhibit "A", plus accrued dividends thereon (collectively, the "Value"), provided such obligation of the Shareholders for such Liabilities shall be payable solely from the Series A Preferred Stock issued pursuant to Section 1(b) hereof, and such obligation shall be shared between the Shareholders based on the pro rata ownership of the shares of Series A Preferred Stock. Upon notice given by TransCoastal to the Shareholders of amounts due by the Shareholders to TransCoastal as a result of the Disputes, certificates representing the Series A Preferred Stock up to an amount equal in Value necessary to satisfy Shareholder's obligation for the Liabilities as set forth hereunder shall be delivered to TransCoastal immediately after TransCoastal's notice, such shares to be free and clear of all liens, claims and encumbrances and in sufficient number to satisfy the amounts owed by the Shareholders. To the extent necessary, TransCoastal shall reissue stock certificates representing the number of shares exceeding the amount of shares required to satisfy Shareholder's obligation for the Liabilities as set forth hereunder. If the amount of the Liabilities for the Disputes exceeds the sum of $600,000 plus the Value of the Series A Preferred Stock delivered to TransCoastal, then TransCoastal and the Shareholders, in the aggregate, shall share the additional Liabilities equally up to a maximum of total Liabilities of $1,500,000. TransCoastal shall be responsible for all Liabilities of the Disputes in excess of the sum of the initial $600,000, the value of the Series A Preferred Stock and the additional shared liability of up to $1,500,000 in total Liabilities.

         Any settlement of the Disputes for an aggregate amount in excess of $600,000 shall require the prior written consent and approval of Gallander as the Shareholders' Representative. The Shareholders shall have the right, but not the obligation, to participate, at their own expense, in the defense of any of the Disputes and irrespective of Shareholder's decision to participate in such defense, TransCoastal shall apprise Gallander for and on behalf of the Shareholders of all significant events and developments concerning the Disputes. Upon conclusion of the Settlement Closing, this Settlement Agreement shall extinguish, and TransCoastal, Dickson GMP or any of their affiliates do hereby release and forever discharge the Shareholders, and each and every one of them, from, any and all obligations, claims, indebtedness and liabilities arising under the Agreement or otherwise, whether contractual or otherwise, relating to the Disputes, unless specifically preserved in this Settlement Agreement.

         4. REPRESENTATION AND WARRANTIES OF TRANSCOASTAL AND DICKSON GMP. TransCoastal and Dickson GMP represent and warrant to the Shareholders as follows:

                  (a) TransCoastal is a corporation duly organized under the laws of the State of Delaware and is validly existing and in good standing under the laws of such jurisdiction. Dickson GMP is a corporation duly organized under the laws of the State of Louisiana and is validly existing and in good standing under the laws of such jurisdiction.



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                  (b) Each of TransCoastal and Dickson GMP have all requisite corporate power and authority to execute and deliver this Settlement Agreement and any other transaction documents to which such entity is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Settlement Agreement and the other transaction documents to which TransCoastal and Dickson GMP are a party and the performance of such entity's obligations contemplated hereby and thereby have been duly and validly approved by all corporate action, if any, necessary on behalf of such entity. This Settlement Agreement and each of the transaction documents to which TransCoastal and Dickson GMP are a party constitutes the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to Creditors' Rights. All other documents required hereunder to be executed and delivered by TransCoastal and/or Dickson GMP at the Settlement Closing have been duly authorized, executed and delivered by such entity and constitute the legal, valid and binding obligations of such entity, enforceable against it in accordance with their terms, subject to Creditors' Rights.

                  (c) Neither the execution and delivery by TransCoastal of this Settlement Agreement nor the consummation of the transactions contemplated hereby will violate or breach the terms of, cause a default under, conflict with, result in acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Law, (ii) such entity's charter or bylaws, or (iii) any Material Contract to which such entity is a party or by which it or any of its properties, is bound, except for the required stockholder approval for the issuance of the additional shares of TransCoastal Common Stock.

                  (d) Upon consummation of the transactions contemplated by this Settlement Agreement, the TransCoastal Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock issued to the Shareholders pursuant to Section 1 hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Lien other than restrictions noted on the legends on the stock certificates evidencing such shares in compliance with federal or state securities laws. The issuance of the TransCoastal Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock issued to the Shareholders pursuant to Section 1 hereof, will not violate TransCoastal's charter or bylaws or any agreement or other document to which TransCoastal is a party or by which TransCoastal is bound or give rise to preemptive rights, preferential rights or any such other rights or claims on the part of any Person that have not been previously waived.

         5.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

                  (a) Such Shareholder has the full power, legal right, capacity and authority to enter into, execute and deliver this Settlement Agreement, the Registration Rights Agreement, and the other transaction documents to which such Shareholder is a party, and to carry out and perform the transactions contemplated hereby and thereby. Each of this Settlement Agreement, the Registration Rights Agreement, and the other transaction documents to which such Shareholder is a party constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to Creditors' Rights.



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                  (b) Neither the Company nor any of its Affiliates are required to deduct or withhold from the consideration otherwise payable at the Settlement Closing pursuant to this Settlement Agreement to such Shareholder any amounts under the Code or any other provisions of federal, state or local law.

                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Shareholder will violate or breach the terms of, cause a default under, conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify in a manner adverse to the Shareholder or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Law, or (ii) any Material Contract to which such entity is a party or by which they, or any of their properties, is bound.

         6. OPINION LETTER FROM GENERAL COUNSEL. As a condition to the Settlement Closing, TransCoastal shall provide to Shareholders the written opinion of Allyson Fox Pharr, the General Counsel of TransCoastal, in form and content satisfactory to Shareholders and their legal counsel.

         7. SETTLEMENT CLOSING DATE. The closing (the "Settlement Closing") of the transactions contemplated by this Settlement Agreement shall take place at the offices of Vinson & Elkins L.L.P. or other location mutually agreeable to the parties, on the date of execution of this Agreement. The date on which the Settlement Closing occurs is referred to in this Settlement Agreement as the "Settlement Closing Date."

         8. PRIOR RIGHTS AND OBLIGATIONS. Upon conclusion of the Settlement Closing, this Settlement Agreement shall extinguish (i) all rights which Shareholders may have, and obligations which TransCoastal, Dickson GMP or any of their affiliates may have, contractual or otherwise, relating to the Contingent Consideration or Earn-Out Payment and any registration rights set forth in the Agreement, and (ii) all rights which TransCoastal, Dickson GMP or any of their affiliates may have, and obligations which the Shareholders may have, contractual or otherwise, relating to the Contingent Consideration or Earn-Out Payment and any registration rights set forth in the Agreement, unless specifically preserved in this Settlement Agreement, and for which the Shareholders and TransCoastal, Dickson GMP and all of their affiliates do hereby mutually and reciprocally release and discharge each other.

         9. INVESTMENT. Each Shareholder as to himself, (a) understands that the shares of TransCoastal Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock to be issued to such Shareholder have not been, and will not be, registered under the Federal securities laws or any state securities laws, and are being offered and sold in reliance upon Federal and state exemptions for transactions not involving any public offering, (b) is acquiring the shares of the TransCoastal Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning TransCoastal, and has had the opportunity to obtain additional information if desired in order to evaluate the merits and risks inherent in holding the shares of TransCoastal Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock,
(e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of TransCoastal Common Stock, Series A Preferred Stock and Series B Convertible Preferred Stock, and (f) is an Accredited Investor.



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         10. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Settlement
Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof. Neither this Settlement Agreement nor any document delivered in connection with this Settlement Agreement confers upon any person not a party hereto any rights or remedies hereunder.

         11. WAIVER AND AMENDMENT. This Settlement Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of any provision of this Settlement Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

         12. ASSIGNMENT. This Settlement Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Settlement Agreement, this Settlement Agreement shall not be assignable by any party hereto without the consent of the other parties hereto.

         13. NOTICES. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses:

                  if to TransCoastal or Dickson GMP:

                           TransCoastal Marine Services, Inc.
                           4900 Woodway, Suite 500
                           Houston, Texas  77056
                           Telecopy:  (713) 626-7582
                           Attention:  Pamela L. Reiland

                           with copies to:

                                    Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    1001 Fannin Street
                                    Houston, Texas  77002-6760
                                    Telecopy:  (713) 615-5531
                                    Attention:  T. Mark Kelly

                  if to the Shareholders:

                           Fred E. Gallander
                           Dickson GMP International, Inc.
                           4001 Woodland Highway
                           New Orleans, Louisiana  70131
                           Telecopy:  (504) 398-7879



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                           with copies to:

                                    David A. Kerstein, Esq.
                                    228 St. Charles Avenue
                                    902 Whitney Bldg.
                                    New Orleans, Louisiana 70130
                                    Telecopy: (504) 525-5381

or to such other address as the parties set forth above shall have furnished to the other parties set forth above by notice given in accordance with this
Section 10.07. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         14. GOVERNING LAW. THE CONSTRUCTION, INTERPRETATION, AND VALIDITY OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         15. SEVERABILITY. If any term, provision, covenant or restriction of this Settlement Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Settlement Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Settlement Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         16. COUNTERPARTS. This Settlement Agreement may be executed in two or more counterparts or facsimile signatures, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         17. HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.



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         IN WITNESS WHEREOF, TransCoastal and the Shareholders have each executed or caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, as applicable, all as of the date first above written.

                                 TRANSCOASTAL:

                                      TRANSCOASTAL MARINE SERVICES, INC.


                                      By: /s/ N. M. AVERY
                                          --------------------------------------
                                          Name:  N. M. Avery
                                          Title: President

                                 DICKSON GMP:

                                      DICKSON GMP INTERNATIONAL, INC.


                                      By: /s/ FRED E. GALLANDER
                                          --------------------------------------
                                          Name:  Fred E. Gallander
                                          Title: President



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                                 SHAREHOLDERS:

                                          /s/ FRED E. GALLANDER, JR.
                                          --------------------------------------
                                          Fred E. Gallander, Jr.

                                          /s/ REBECCA D. GALLANDER
                                          --------------------------------------
                                          Rebecca D. Gallander

                                          /s/ PAUL T. GARIEPY, JR.
                                          --------------------------------------
                                          Paul T. Gariepy, Jr.

                                          /s/ BEVERLY B. GARIEPY
                                          --------------------------------------
                                          Beverly B. Gariepy

                                          /s/ BOBBY J. FRANTOM
                                          --------------------------------------
                                          Bobby J. Frantom

                                          /s/ SHAWNEE L. FRANTOM
                                          --------------------------------------
                                          Shawnee L. Frantom

                                          /s/ THOMAS G. WRIGHT
                                          --------------------------------------
                                          Thomas G. Wright



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